EXHIBIT 5.1

June 8, 2004

ProsoftTraining

410 N. 44th Street, Suite 600

Phoenix, AZ 85008

Re: Registration Statement on Form S-4

Gentlemen:

I have acted as legal counsel in the preparation of the Form S-4 Registration Statement (“Registration Statement”) which has been filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 36,000,000 shares (the “Shares”) of Common Stock, $.001 par value, of ProsoftTraining, a Nevada corporation (the “Company”).

As such legal counsel, I have made such legal and factual inquiries as I deemed necessary under the circumstances for the purposes of rendering this opinion. In reliance thereon, I am of the opinion that the Shares, when issued in accordance with the terms and conditions set forth in the Registration Statement, shall be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement..

Sincerely,

/s/ Jeffrey Korn
Jeffrey Korn, Esq.